EXHIBIT 99.1

NEWS RELEASE	October 5, 2007
For more information, contact:
Kirk Whorf, Executive Vice President and Chief Financial Officer
kwhorf@northstatebank.com 919-645-2707
Larry D. Barbour, President and Chief Executive Officer
919-645-2703

NORTH STATE BANCORP REPORTS

THIRD QUARTER 2007 RESULTS

Raleigh, NC . . . For the quarter ended September 30, 2007, North State Bancorp [OTC-BB: NSBC] (the “Company”), the holding company for North State Bank, reports net income of $932,000 compared to $870,000 for the third quarter 2006, an increase of 7.1%. Net income per diluted share was $0.13 for the quarter ended September 30, 2007 compared to $0.12 for the same period in 2006. For the nine months ended September 30, 2007, the Company reports net income of $2.5 million, compared to net income of $2.3 million for the same period in 2006, an increase of 8.7%. Net income per diluted share for the nine months ended September 30, 2007 and 2006 was $0.34 and $0.33, respectively. All per share amounts have been adjusted for the July 12, 2007 50% stock split.

Total assets for North State Bancorp as of September 30, 2007 were $490.1 million, compared to total assets of $444.2 million at September 30, 2006, an increase of 10.3%.

At September 30, 2007, total deposits for the Company were $434.3 million and total loans were $412.9 million, compared to total deposits of $396.8 million and total loans of $327.3 million reported at September 30, 2006, increases of 9.5% and 26.2%, respectively.

“We are pleased with the overall progress of the Bank in this challenging economic environment, and the Bank is positioning itself for the future with the addition of two new full-service offices in both Wilmington and downtown Raleigh,” remarked Larry Barbour, North State Bank President and CEO. “We are continuing to look at other locations in markets where we feel we can have a competitive advantage, while adding value to our growing company. With this future growth in mind, we continue to make strategic additions to the infrastructure of the Bank,” continued Mr. Barbour.

Founded in 2000, North State Bank is a full-service community bank, serving Wake County and New Hanover County through five full-service Wake County offices, and through one loan production office in Wilmington. Construction is under way to open an office on West Martin Street in downtown Raleigh as well as a full service office on Eastwood Road in Wilmington.

###

North State Bancorp is listed on the OTC electronic bulletin board under the symbol “NSBC.”

www.northstatebank.com

This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including changes in interest rates, changes in real estate values and the real estate market , changes in financial markets, our ability to manage growth, regulatory changes, and loss of deposits and loan demand to other savings and financial institutions. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

2